                                                                   Exhibit 10.36

                   CONFIDENTIAL TREATMENT HAS BEEN SOUGHT FOR
                 PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24B-2
              UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                              [Photogen Letterhead]

January 18, 2000

BY FAX (408/764-4850) AND FEDERAL EXPRESS

Coherent Laser Group
5100 Patrick Henry Drive
Santa Clara, CA 95054

Attention:  Mr. Michael Armas

RE: COHERENT SOFTWARE DISTRIBUTION AGREEMENT ("DISTRIBUTION AGREEMENT")

Dear Mr. Armas:

          This letter sets out the agreement between Photogen, Inc. ("Photogen") and the Laser Group of Coherent, Inc. ("Coherent") regarding a license to distribute certain software Photogen developed.

1. This Distribution Agreement applies to the software product described in Exhibit A to this letter, together with the documentation Photogen provides with that software for distribution to end users and any maintenance modifications that correct errors resulting from incorrect operation of the object code of that software (the "Software"). The Software does not include any update, new version or enhancement unless Photogen, in its sole discretion, adds that item and related fees to Exhibit A. A "Software Copy" is an exact object code copy of the Software in machine readable form, together with an exact copy of the end-user documentation included in the definition of the Software, made by or on behalf of Photogen. Software Copies may be sold in disk form or as part of a software/interface hardware package.

2. Photogen grants to Coherent a license: (a) to license Software Copies for use only with laser systems manufactured by Coherent or other laser manufacturers ("Laser Systems") and only directly to end-user customers who will use the software only for qualitative purposes; (b) to use the Software only to test or demonstrate Laser Systems to prospective end users; and (c) to use Photogen's service marks and trademarks designated on Exhibit A to market the Software in accordance with Photogen's prior written approval. Coherent may license the Software to end users outside the United States, provided Coherent (at its own expense) demonstrates

Coherent Software Distribution Agreement
January 18, 2000
Page 2 of 6

         compliance with applicable legal and regulatory requirements, such as necessary export licensing.

3. The license granted to Coherent in paragraph 2 is exclusive; except that (a) if Coherent fails to meet the "Minimum Performance Criteria" in Exhibit A, the license will become non-exclusive with respect to Coherent upon written notice by Photogen; and (b) Photogen reserves for itself the right to use the Software for research, development and similar activities Photogen conducts or engages third parties to conduct and reserves all other rights not expressly granted to Coherent in this Distribution Agreement.

4. Under all circumstances, as between the parties, Photogen retains: (a) all title to and (except as expressly licensed herein) all rights to the Software, all copies and derivative works thereof (by whomever produced) and all related documentation and materials; (b) all of its service marks, trademarks, tradenames or any other designations; (c) all copyrights, patent rights, trade secret rights, and all other intellectual and industrial property rights of any sort in the Software.

5. Coherent will not distribute or license a Software Copy except pursuant to an enforceable End User License Agreement signed by the end user in the form set forth in Exhibit B hereto or a shrink-wrap or "click-on" version of the same agreement that is packaged and delivered to the end user in the manner specified by Photogen in writing. If a shrink-wrap or click-on agreement is used, Coherent will accept returns in accordance with the procedure specified in the packaging accompanying the Software Copy.

6. Software Copies are delivered F.O.B. Photogen's principal office in Knoxville, Tennessee. Coherent will pay Photogen the Unit Price for each Software Copy as set forth in Exhibit A. Coherent will also pay all charges, including transportation charges and insurance premiums and shall be responsible for all taxes (except Photogen's U.S. income taxes) in connection with the subject matter of this Distribution Agreement, duties and other governmental assessments. Coherent will provide Photogen with quarterly nonbinding good faith forecasts of its anticipated requirements for Software Copies and shipping dates for the 6-month periods following those forecasts.

7. During the term of this Distribution Agreement, Photogen will: (a) inform Coherent within a reasonable time of any substantive changes in the Software or delivery schedules; (b) provide Coherent the most current commercial release or version of the Software; (c) use its reasonable efforts to fill (by full or partial shipment) Coherent's orders for Software Copies, which are accepted by Photogen at its main office (which acceptance will not be unreasonably withheld) within 60 days after receipt of order insofar as practicable and consistent with Photogen's then-current lead-time schedule, shipping schedule, and access to supplies on acceptable terms; (d) provide one standard training program for Coherent personnel at Coherent's main office on a schedule reasonably acceptable to the parties; and (e) use its reasonable efforts to provide

Coherent Software Distribution Agreement
January 18, 2000
Page 3 of 6

         support and maintenance services relating to the Software directly to Coherent, but not to end users, during the term of this Distribution Agreement.

8. Coherent represents and warrants to, and agrees with Photogen, that Coherent will:

         (a) not modify, create any derivative work of, or include in any other software or make any copies of the Software or any portion thereof;

         (b) not delete, alter, obscure, add to or fail to reproduce in and on any Software Copy and media the name of the Software and any copyright, trademark, patent or other notices appearing in or on any copy, media or master or package materials provided by Photogen or which may be required by Photogen at any time;

         (c) not reverse assemble, decompile, reverse engineer or otherwise attempt to derive source code (or the underlying ideas, algorithms, structure or organization) from the Software or from any other information;

         (d) use its best efforts to successfully market, distribute, and support Software Copies within the scope of the license in paragraph 2, including through (i) Coherent affiliates (as defined in regulations under the Securities Exchange Act of
                  1934), and (ii) agents and sublicensees that Photogen approves in its sole discretion in writing prior to their appointment by Coherent;

         (e) use the designated trademarks and other names associated with the Software, it being agreed that such use (and any related goodwill) shall be solely for Photogen's benefit; and Coherent will not otherwise use or register (or make any filing with respect to) any trademark, name or other designation or copyrightable works relevant to the subject matter of this Distribution Agreement anywhere in the world; and will not contest anywhere in the world the use by or authorized by Photogen of any trademark, name or other designation or copyright relevant to the subject matter of this Distribution Agreement or application or registration therefore, during the term of this Distribution Agreement;

         (f) keep Photogen informed as to any problems encountered with the Software and any resolutions arrived at for those problems, and communicate promptly to Photogen any and all modifications, design changes or improvements of the Software suggested by any end user, customer, employee, sublicensee or agent; it being agreed by Coherent that Photogen shall have and is hereby assigned any and all right, title, and interest in and to any such suggested modifications, design changes, or improvements of the Software, without the payment of any additional consideration therefore either to Coherent, or its employees, agents or customers and that Coherent will fully cooperate with Photogen in this regard;

Coherent Software Distribution Agreement
January 18, 2000
Page 4 of 6

         (g) maintain a file of the name and address of all persons and entities to which it distributes a Software Copy, the serial number designation of the Software Copy, the date of delivery and the End User License Agreement, and any other information necessary to calculate payments due Photogen under this Distribution Agreement; and permit Photogen or its representative to examine and audit those records, records relevant to license fees and any related records during reasonable business hours (and Coherent will pay Photogen's audit expenses if the audit uncovers a 5% or more deficiency in payments);

         (h) comply with applicable U.S. and foreign laws and regulations covering its activities under this Distribution Agreement, and not export or re-export, or allow the export or re-export of any product, technology or information it obtains or learns pursuant to this Distribution Agreement (or any direct product thereof) in violation of this Distribution Agreement and any such laws, restrictions or regulations; and

         (i) use, in addition to and without in any way limiting Coherent's other obligations hereunder, all methods to protect Photogen's rights with respect to the Software, Software Copies and Proprietary Information as Coherent uses to protect its own or any third party's software, confidential information or rights of a similar nature.

9. It is anticipated that during the term of this Distribution Agreement Photogen shall disclose proprietary information to Coherent. The parties agree that the disclosure of such proprietary information shall be governed by the terms of the Proprietary Information Agreement attached hereto as Exhibit C.

10. This Distribution Agreement will be in effect for a term of two years from the date of Coherent's acceptance and will automatically terminate unless: (a) it is renewed by a written agreement executed by both parties expressly providing for renewal; or (b) Coherent meets the performance criteria specified in Exhibit A, Unilateral Extension Performance Criteria. Photogen may terminate this Distribution Agreement at any time during the term upon written notice to Coherent if Coherent: (c) files or becomes subject to a petition under the U.S. Bankruptcy Code or becomes insolvent; (d) sells, distributes or otherwise disposes of all or substantially all of its assets, or any other change occurs in Coherent's business affairs which has a material adverse effect on its ability to perform under this Distribution Agreement; (e) fails to pay amounts owed to Photogen in accordance with Exhibit A; or (f) commits any material breach or default of any other provision of this Distribution Agreement. Termination is not the sole remedy under this Distribution Agreement and, whether or not termination is effected, all other remedies will remain available.

Coherent Software Distribution Agreement
January 18, 2000
Page 5 of 6

11. Upon termination of this Distribution Agreement: (a) all amounts owed by Coherent to Photogen will become immediately due and payable; (b) Coherent will cease using the trademarks, service marks and other designations of Photogen, cease representing itself as a distributor and/or licensee of Photogen, and return all property (including Proprietary Information and Software Copies) belonging to Photogen; (c) Coherent will furnish to Photogen a complete list of all of Coherent's end users of the Software; (d) all unfilled orders for Software Copies by Coherent will be canceled; and (e) the license in paragraph 2 will terminate (but not the End User License Agreement) and Coherent will cease distributing or licensing any Software or Software Copies. Except for paragraphs 2, 7 and 8(d), the provisions of this Distribution Agreement survive termination or expiration of this Distribution Agreement.

12. Except for the warranty made directly to end users in the End User License Agreement, PHOTOGEN MAKES NO WARRANTIES TO ANY PERSON WITH RESPECT TO THE SOFTWARE OR SOFTWARE COPIES OR ANY SERVICES OR LICENSES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Coherent will be responsible for all warranty returns from end users and will be entitled only to credit for amounts paid to Photogen for properly returned Software Copies that are not replaced. However, Photogen will indemnify, defend and hold Coherent harmless from and against all claims, allegations, loss, liability (including settlement payments), expenses (including reasonable attorneys' fees and expenses) Coherent incurs that arise out of or relate to any finding by a court of competent jurisdiction that the Software infringes on the intellectual property rights of any third party.

13. Coherent will indemnify, defend and hold Photogen harmless from and against all claims, allegations, loss, liability (including settlement payments), expenses (including reasonable attorneys' fees and expenses) Photogen incurs that arise out of or relate to any breach of this Distribution Agreement or other wrongful act or omission by Coherent. Coherent will maintain comprehensive general liability insurance coverage (which will include products and completed operations hazards) with limits of at least $2,000,000 for each occurrence and will name Photogen as an additional insured.

14. Notwithstanding anything to the contrary, Photogen will not be liable with respect to any subject matter of this Distribution Agreement under any contract, negligence, strict liability or other legal theory (a) for any amounts in excess, in the aggregate, of the amounts paid to Photogen under this Distribution Agreement, (b) for any incidental or consequential damages or for lost data or business interruption, (c) for cost of procuring substitute goods, technology or services, or (d) for loss or corruption of data or for interruption of use of a Laser System.

Coherent Software Distribution Agreement
January 18, 2000
Page 6 of 6

15. This Distribution Agreement: (a) does not render Photogen and Coherent are partners, joint venturers or agents of the other, and neither party will be responsible for the liabilities of the other party; (b) may not be assigned or delegated without the prior written consent of the other party; (c) will be governed by the internal laws of Tennessee (and not the law of conflicts); (d) together with its Exhibits, contains the entire agreement of the parties concerning the subject matter hereof and supersedes all prior negotiations, representations and agreements; and (e) together with its Exhibits, supersedes any inconsistent terms in any purchase order or other business form of either party. Notices under this Distribution Agreement will be legally effective only if in writing and received by the addressee, delivered by a courier service, or mailed by certified or registered mail, return receipt requested, or faxed to a party at its address set forth on page one of this Distribution Agreement. If any provision of this Distribution Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Distribution Agreement shall otherwise remain in full force and effect and enforceable.

          Please indicate Coherent's agreement to the foregoing by returning a countersigned copy of this letter to me.

                                         Photogen, Inc.

                                         By:   /S/ ERIC WACHTER
                                               ---------------------------------
                                         Its:  VICE PRESIDENT AND SECRETARY
                                               ---------------------------------

Accepted and Agreed to:

Coherent, Inc.

By:   /S/ SCOTT MILLER
     ----------------------------
Its:    SR VP
     ----------------------------
Date:   1-19-00
      ---------------------------

                                                                       EXHIBIT A

                              PRODUCTS AND PRICING

PRODUCT DESCRIPTION                                                                              UNIT PRICE
-------------------                                                                              ----------
PulseView (-TM-)* ver. 2.6 Software Package (CD-ROM, installation
and user guide) and PulseView (-TM-) Interface Adapter, IST/LSA Ver. 2.6                          $[****]


                                  PAYMENT TERMS

During the first 90 days of this Distribution Agreement, Coherent will pay the Unit Price to Photogen as follows: 50% on order and 50% on delivery. Thereafter, Coherent will pay the Unit Price on terms of 30 days net.

                          MINIMUM PERFORMANCE CRITERIA

Coherent will order no less than 25 Product Units within 90 days of the date of this Distribution Agreement, and no less than an additional 25 Product Units after that 90-day period during the Term of Agreement (50 Product Units, in total, during the Term of Agreement). All Product Units must be ordered in multiples of 25 Units or more per order.

                    UNILATERAL EXTENSION PERFORMANCE CRITERIA

Coherent may, solely at its discretion, extend this Distribution Agreement for an additional period up to the specified Term of Agreement upon placement of orders constituting a cumulative quantity of 400% or more of that specified under terms of the Minimum Performance Criteria.

                                TERM OF AGREEMENT

The term of this Distribution Agreement shall be two years.

[****] REPRESENTS MATERIALS WHICH HAS BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                                   TRADEMARKS

PulseView (-TM-)* (U.S. trademark registration pending; name may be subject to change prior to product release)
Photogen (-TM-) (U.S. trademark registration pending)

                                                                       EXHIBIT B

                           END-USER LICENSE AGREEMENT

By opening the Software, packaging, clicking on the "license accept" button during Software installation, or installing, copying or otherwise using the Software, you agree to be bound by the terms of this EULA. IF YOU DO NOT AGREE TO THE TERMS OF THIS EULA, WE ARE UNWILLING TO LICENSE THE SOFTWARE TO YOU AND YOU MUST CLICK ON THE "CANCEL" BUTTON. In that case, you are not permitted to use or copy the Software, and you must promptly contact Coherent, Inc. ("Coherent") for instructions on return of the product(s) for a refund.

      This End-User License Agreement ("EULA") is a legal agreement between you (a single entity), a user of PulseView-TM- computer software, the associated media, certain hardware accompanying the computer software, and any printed materials (together, the "Software") developed by Photogen, Inc.
("Photogen," "we" or "us").

      1. This EULA grants you a non-sublicensable, nonexclusive right to use the Software only with a laser or related equipment in accordance with the documentation accompanying the Software and only for qualitative purposes in research, development and similar activities. This ELUA does not grant you any license to use the Software for commercial purposes, including without limitation, manufacturing, or any purposes for which regulatory approval is required, for any purposes involving human research or medical treatment, or in any other way that violates any law or regulation or this EULA. The Software is not designed or intended for use in environments requiring fail-safe performance or in any other critical application. The Software has not been tested or designed for use in medical environments or for any clinical purpose. The data exhibited by the Software is for qualitative purposes only, and we do not warrant the accuracy of any such data.

      2. Photogen owns the copyright to the Software. Accordingly, the Software is protected by copyright laws and international copyright treaties, as well as other intellectual property laws and treaties. The Software is licensed, not sold.

      3. Your license to the Software is subject to the following restrictions:

         (a) As between the parties, Photogen retains all title to and ownership of all copyright, patent, trade secret and other intellectual property and proprietary rights associated with the Software, including all documentation. You may not reverse engineer, decompile, or disassemble the Software, or attempt to reconstruct or discover any source code or underlying ideas or algorithms relating to the Software.

         (b) The Software is licensed as a single product. Its component parts may not be separated or copied for use on more than one computer at any one time.

         (c)  You may not rent, lease, lend or otherwise transfer the Software.

         (d) Without prejudice to any other rights, Photogen or Coherent may terminate your right to use the Software under this EULA if you fail to comply with the terms and conditions of this EULA. In that event, you must destroy all copies of the Software and all of its component parts.

         (e) Software labeled as an upgrade replaces and/or supplements any prior version of the Software. You may use the resulting upgraded product only in accordance with the terms of this EULA.

      4. You may copy the Software onto one or more computers but only one copy of the Software may be used at any one time. You may also make a single back-up copy of the Software and use that copy solely for archival purposes. Except for the foregoing, you may not make any other copy or modify any aspect of the Software, including the printed materials accompanying the Software. All rights not specifically granted under this EULA are reserved by Photogen.

      5. You will not, directly or indirectly, export or transmit the Software or related documentation and technical data.

      6. You may use the Software in connection with a government project on the following terms: As defined in FAR section 2.101, DFAR section 252.227-7014(a)(1) and DFAR section 252.227-7014(a)(5) or otherwise, all
Software and accompanying documentation are "commercial items," "commercial computer software" and/or "commercial computer-software documentation." Consistent with DFAR section 227.7202 and FAR section 12.212, any use, modification, reproduction, release, performance, display, disclosure or distribution of the Software and documentation by or for the U.S. Government will be governed solely by the terms of this EULA and will be prohibited except to the extent expressly permitted by the terms of this EULA. You will ensure that each copy used or possessed by or for the government is labeled to reflect the foregoing.

      7. Product support for the Software is not provided by Photogen. For product support, please refer to your applicable Coherent support contact or representative.

      8. This EULA will be governed by the internal laws of Tennessee, United States of America.

                                LIMITED WARRANTY

      LIMITED WARRANTY. Photogen warrants to you, the end user, that (a) the Software will perform substantially in accordance with the accompanying written materials for a period of one (1) year from the date of receipt, and (b) any Photogen hardware accompanying the Software will be free from defects in materials and workmanship under normal use and service for a period of one (1) year from the date of receipt. You must report any problems with the Software or hardware to Coherent. This Limited Warranty covers only problems reported to Coherent during the warranty period.

      END USER REMEDIES. Photogen's entire liability and your exclusive remedy under this Limited Warranty shall be, at Photogen's option, either (a) return of the price paid for the Software, or (b) repair or replacement of the Software or hardware that does not meet this Limited Warranty and which is returned to Coherent with appropriate documents verifying the delivery date. This Limited Warranty is void if failure of the Software or hardware has resulted from accident, abuse, misuse or misapplication. Any replacement Software or hardware will be warranted for the remainder of the original warranty period or thirty
(30) days, whichever is longer.

      NO OTHER WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, PHOTOGEN DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND/OR ACCURACY OF DATA, WITH REGARD TO THE SOFTWARE, THE ACCOMPANYING WRITTEN MATERIALS, AND ANY ACCOMPANYING HARDWARE. THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE.

      NO LIABILITY FOR CONSEQUENTIAL OR PUNITIVE DAMAGES. To the maximum extent permitted by applicable law, Photogen will not be liable for any consequential or punitive damages whatsoever (including, without limitation, special, incidental, consequential, or indirect damages for personal injury, loss of profits, business interruption, loss of information, or any other pecuniary loss) arising out of the use or inability to use the Software, even if Photogen has been advised of the possibility of such damages. Photogen's entire monetary liability under any provision of this EULA or otherwise shall be limited to the amount actually paid by you for the Software and/or Photogen hardware. Because some states or other local jurisdictions do not allow the exclusion or limitation of liability for consequential, incidental or punitive damages, the above limitation may not apply to you.

                                                                       EXHIBIT C

                        PROPRIETARY INFORMATION AGREEMENT

      WHEREAS, COHERENT, INC., a Delaware corporation, hereinafter referred to as COHERENT, makes and sells lasers, laser accessories, and laser systems and medical instrumentation;

      WHEREAS, PHOTOGEN, INC. (hereinafter referred to as PARTY) believes it has information or ideas relating to its PulseView-TM- software product, including, without limitation, the computer code, algorithms, know-how related thereto (hereinafter referred to as Confidential Information), which may assist COHERENT in connection with the Coherent Software Distribution Agreement between COHERENT and PARTY dated January 18, 2000 (hereinafter referred to as Distribution Agreement), and desires to disclose said Confidential Information to COHERENT;

      WHEREAS, COHERENT is willing to receive said Confidential Information under certain conditions;

      NOW, THEREFORE, in consideration of the promises exchanged herein, COHERENT and PARTY agree as follows:

      (1) COHERENT will not use said Confidential Information except for purposes of the Distribution Agreement as set forth hereinabove. COHERENT will not disclose said Confidential Information and shall restrict access to Confidential Information to only such authorized employees and other agents who have a need for access to the Confidential Information in connection with their activities as contemplated by the Distribution Agreement, and will take all steps necessary to ensure that such employees and agents comply with the terms hereof.

      (2) All Confidential Information disclosed hereunder shall be in writing, marked with the word CONFIDENTIAL, SECRET, or PROPRIETARY and dated in the first instance or, if oral, shall be promptly confirmed in writing, marked with the word CONFIDENTIAL and dated. This Agreement shall not apply to Confidential Information disclosed after the date hereof in writing, not marked as set forth herein or to Confidential Information disclosed after the date hereof orally and not confirmed in writing and marked within thirty (30) days of the initial oral disclosure. This Agreement shall also apply to Confidential Infomration disclosed after February 25, 1999 which otherwise falls within the definition as set forth herein and which is marked CONFIDENTIAL or confirmed in writing and so marked within thirty (30) days after the date hereof.

      (3) The commitments set forth in (1) above shall not extend to any disclosure of Confidential Information:

         (a) Which is generally available to the public prior to its disclosure; or

         (b) Which is known to COHERENT prior to the disclosure thereof as evidenced by written and dated material in its possession; or

         (c) Which, through no fault of COHERENT (including its agents, representatives, and / or employees), becomes available to the public after the disclosure hereof; or

         (d) Which is disclosed to COHERENT by a third party having a bona fide right to do so; or

         (e) Which is approved for release by the written authorization of PARTY; or

         (f) Which is disclosed pursuant to the requirement of a government agency or by operation of law, provided COHERENT notifies PART of such requirement and provides reasonable cooperation with PARTY'S efforts to restrict such disclosure; or

         (g) Which is developed by COHERENT completely independent of Confidential Information provided under this Agreement as evidenced by COHERENT's written records or other competent written evidence;

         (h) Which becomes available to the public despite COHERENT having taken the same level of care to safeguard said Confidential Information as it would its own proprietary information; or

         (i) Which is more than five years after the date of initial disclosure.

      (4) This Agreement covers only information disclosed during the term of the Distribution Agreement. In the event of any inconsistency between the terms of this Agreement and the Distribution Agreement, the provisions of the Distribution Agreement shall control.

      (5) COHERENT acknowledges that unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury to PARTY, the amounts of which would be difficult to ascertain. Accordingly, COHERENT agrees that PARTY shall have the right to seek and obtain immediate injunctive relief from breaches of this Agreement, in addition to any other rights and remedies it may have.

      (6) PARTY represents that it has the legal right to make disclosures of Confidential Information under this Agreement.

      (7) No representation or warranty is made as to the accuracy, completeness or technical or scientific quality of the Confidential Information disclosed hereunder.

      (8) This Agreement shall be deemed to have been entered into and shall be construed in accordance with the laws of the State of California.

      (9) Any materials or documents of PARTY which have been furnished to COHERENT will be promptly returned to PARTY upon PARTY's request. Historical information copies may be kept by the Party's attorney for purposes of file continuity. COHERENT's attorney shall provide PARTY written confirmation of the receipt of such information.

      (10) The undersigned represent and warrant that they are legal representatives of, and have the authority to execute this Agreement on behalf of their respective parties. In the case of COHERENT, this Agreement shall be valid and binding only if it is signed by an Officer of COHERENT.

PHOTOGEN, INC.                                   COHERENT, INC.

By:   /S/ ERIC WACHTER                           By:   /S/ SCOTT MILLER
     ---------------------------------               ---------------------------
Title:  VICE PRESIDENT AND SECRETARY             Title: SR VP
       -------------------------------                  ------------------------
Date:   18 JAN 2000                              Date:    1-19-00
      --------------------------------                 -------------------------